Exhibit 12.1

AMKOR TECHNOLOGY, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2002		2003		2004		2005		2006

Earnings
Income (loss) before income taxes, minority interests and discontinued operations	$(825,403)		$(55,833)		$(28,868)		$(145,288)		$182,494
Equity investment losses	(208,165)		(3,290)		(2)		(55)		—

Income (loss) before income taxes, equity investment losses, minority interests and discontinued operations	(617,238)		(52,543)		(28,866)		(145,233)		182,494
Interest expense	143,441		138,775		145,897		163,125		160,909
Amortization of debt issuance costs	8,251		7,428		6,182		7,948		7,250
Interest portion of rent	4,995		5,463		5,928		6,215		5,583
Less (earnings) loss of affiliates	—		—		—		—		—

	$(460,551)		$99,123		$129,141		$32,055		$356,236

Fixed Charges
Interest expense	$143,441		$138,775		$145,897		$163,125		$160,909
Amortization of debt issuance costs	8,251		7,428		6,182		7,948		7,250
Interest portion of rent	4,995		5,463		5,928		6,215		5,583

	$156,687		$151,666		$158,007		$177,288		$173,742

Ratio of earnings to fixed charges	—	x(1)	—	x(1)	—	x(1)	—	x(1)	2.05

(1)	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $145.2 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $28.9 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $52.5 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $617.2 million of earnings in the year ended December 31, 2002.